Dear SPIL FINI/FIDI shareholders,

ASE’s tender offers for SPIL shares up to 770,000,000 common shares in U.S. (“U.S. Offer”) and in the ROC (“ROC Offer,” together with the U.S. Offer, the “Tender Offer”) will expire on March 17, 2016. The Taiwan Fair Trade Commission(“TFTC”) is currently reviewing the antitrust filing in connection with the Tender Offer and has not yet announced its decision. If you wish to participate in the ROC Offer, please contact your custodian bank as soon as possible and instruct your custodian bank to send the necessary instructions to designated broker(s) so that you can tender your shares into the ROC Offer. Please note that (a) you are not allowed to tender any of your shares into the ROC Offer unless your custodian bank sends necessary instructions to designated broker(s) before the expiration of the ROC Offer and (b) different custodian banks have different processing times and your custodian bank may impose an earlier cut-off time for you to tender your shares into the ROC Offer. You may withdraw any or all of the tendered shares without being subject to any securities transactional taxes or other processing fees before ASE made the public announcement upon the satisfaction of the conditions of the ROC Offer. If the TFTC does not issue an approval for this transaction before March 17, 2016, the ROC Offer will have failed, and the shares you tendered will be returned to your TDCC account on or after the first business day immediately following the expiration date of the ROC Offer (i.e., March 18, 2016), but no later than five business days after the expiration date (i.e., March 24, 2016).The ROC Offer will expire on 3:30 p.m. Taipei Time, on March 17, 2016 and we urge all SPIL shareholders who would like to participate in the ROC Offer to contact your custodian bank(s) or ASE's tender offer agent for the ROC Offer, KGI Securities, at +886-2-2389-2999 as soon as possible so that you can tender your shares before the expiration date.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Statements included in this communication that are not historical facts are forward-looking statements. Forward-looking statements involve a number of risks and uncertainties and are subject to change at any time. In the event such risks or uncertainties materialize, results could be materially adversely affected. The risks and uncertainties include, but are not limited to: the risk that the recently announced tender offer to acquire common shares (“Common Shares”) or American depositary shares (“ADSs”) of SPIL may not be consummated, or may not be consummated in a timely manner; uncertainties as to how many holders of common shares and ADSs will tender their Common Shares and ADSs and whether the purchase of Common Shares and ADSs could adversely affect the liquidity and market value of the remaining Common Shares and ADSs held by the public; the possibility that competing offers will be made; the risk that shareholder litigation in connection with the tender offer may result in significant costs of defense, indemnification and liability; the possible effects of disruption on ASE’s business, including increased costs and diversion of management time and resources, making it more difficult to maintain relationships with employees, customers, vendors and other business partners; and other risks and uncertainties detailed from time to time in ASE’s filings with the Securities and Exchange Commission (the “SEC”), including its most recent Annual Report on Form 20-F.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

This communication is for informational purposes only and does not constitute either an offer to purchase or a solicitation of an offer to sell securities of SPIL. ASE filed a tender offer statement on Schedule TO with the SEC on December 29, 2015 (as from time to time amended and supplemented, the “Schedule TO”). The offer to purchase common shares held by U.S. holders (within the meaning of Rule 14d-1(d) under the Securities Exchange Act of 1934, as amended, which defines a U.S. holder as “any security holder resident in the United States”) and ADSs is only being made pursuant to the offer to purchase, the ADS letter of transmittal, the common share form of acceptance and related materials filed with the SEC by ASE as a part of its Schedule TO. Investors and security holders are urged to read the Schedule TO (including the offer to purchase, the ADS letterof transmittal, the common share form of acceptance and related materials), as it may be amended from time to time, because it contains important information about the tender offer, including its terms and conditions, and should be read carefully before any decision is made with respect to the tender offer. Investors and security holders may obtain free copies of these statements and other materials filed with the SEC at the website maintained by the SEC at www.sec.gov, or by directing requests for such materials to MacKenzie Partners, Inc., the U.S. Information Agent for the US Offer, at +1 (800) 322-2885 (toll-free) (for holders in the U.S. and Canada) or +1 (212) 929-5500 (call collect) (for holders in other countries). Copies of these materials and any documentation relating to the tender offer are not being, and must not be, directly or indirectly, mailed or otherwise forwarded, distributed or sent in, into or from any jurisdiction where to do so would be unlawful.